CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated October 29, 2009 on the financial statements of the Monteagle Funds, comprising Monteagle Fixed Income Fund, Monteagle Quality Growth Fund,  Monteagle Large Cap Growth Fund, Monteagle Select Value Fund, Monteagle Value Fund and Monteagle Informed Investor Growth Fund as of August 31, 2009 and for the periods indicated therein and to all references to our firm in these Prospectuses and the Statement of Additional Information in this Post-Effective Amendment to the Monteagle Funds Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
November 6, 2009